Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

Fluor reports preliminary select financial results

•	Year-end cash balance of $2.0 billion, domestic unrestricted cash balance improves during the fourth quarter
•	Announces retention of Government group to optimize cash flow and portfolio diversification
•	Full year new awards of $12.6 billion and expected backlog of $32.7 billion
•	Announces review of prior period reporting on certain projects and delay of Form 10-K filing
•	2020 Adjusted EPS Guidance established at a range of $1.40 to $1.60

IRVING, Texas (February 18, 2020) – Fluor Corporation (NYSE: FLR) today disclosed preliminary select financial results for its fiscal year and fourth quarter ended December 31, 2019 and announced a delay in the submission of full year financial statements. The Company does not expect to file its annual report on Form 10-K for the period ended December 31, 2019 prior to the end of February.

Full Year Results

Given the Company has not finalized and filed its full year financial results, the following information is preliminary and unaudited, and could be affected by subsequent events or determinations.

At year-end, Fluor’s cash plus current and marketable securities was $2.0 billion, up slightly from a year ago. Corporate G&A expense is expected to be $167 million, up from $118 million a year ago and primarily driven by foreign currency exchange losses as compared to foreign currency exchange gains a year ago. Full year financial results, when filed, are expected to include a non-cash charge of $668 million related to establishing a valuation allowance against net deferred-tax assets; non-cash impairments of $305 million; restructuring and other exit costs of $202 million, $84 million of which is non-cash; and non-cash expenses of $138 million related to the settlement of the U.K. pension plan.

Full year new awards for 2019 were $12.6 billion, consisting of $3.7 billion in Energy & Chemicals, $1.9 billion in Mining & Industrial, $2.6 billion in Infrastructure & Power, $2.2 billion in Government, and $2.2 billion in Diversified Services. Consolidated backlog at year-end is expected to be $32.7 billion.

“In 2019 we started down the path of making tangible, actionable changes to our business strategy and structure to position Fluor for long-term success,” said Carlos Hernandez, Fluor chief executive officer. “As we look ahead, driven by our talented workforce, we will continue to act with a sense of urgency to drive our business forward and deliver positive results to our clients and our shareholders.”

Update on Planned Divestitures

Last fall, as part of Fluor’s strategic review process to improve its financial position, the Company announced that it was initiating plans to sell substantially all of its Government business. As Fluor worked through the fourth quarter and realized some of the early benefits of its restructuring plan, the Company gained confidence in its solid liquidity position and its viable options for generating cash flow such that the Company no longer deemed it advisable or necessary to proceed with the sale of this business. As a result, the Company has decided to retain the Government segment which will cease to be reported as a discontinued operation in the first quarter of 2020.

Mr. Hernandez continued, “We are excited about retaining this important and attractive asset that provides us exposure to long term clients, with less-cyclical projects, cost-reimbursable contracts and high cash flow potential all drive our company-wide focus on having an appropriate mix of risk in our backlog. Furthermore, our significantly enhanced risk criteria and oversight will play a critical role in how we manage the Government business going forward.”

The Company’s plan to sell the AMECO equipment business remains unchanged. It is the Company’s intent to have made significant progress with one or more potential buyers by the end of the second quarter.

SEC Investigation and Form 10-K filing

Fluor announced that the Securities and Exchange Commission (“SEC”) is conducting an investigation of the Company’s past accounting and financial reporting, and has requested documents and information related to projects for which the Company recorded charges in the second quarter of 2019.

In the course of responding to the SEC’s data requests and conducting our own internal review, the Company is reviewing its prior period reporting and related control environment. The Company has not made a determination at this time as to whether there are prior period material errors in its financial statements, although such remains possible. Given the ongoing internal review and recent developments on two projects, the Company does not expect to complete and file its annual report on Form 10-K prior to the end of February.

Outlook

For 2020, Fluor is introducing adjusted EPS guidance of $1.40 to $1.60 per share from continuing operations, which includes the Government business. Adjusted EPS guidance excludes costs related to restructuring and NuScale. Additionally, the Company is providing guidance on the following financial metrics for 2020:

Adjusted EPS Guidance	$1.40 to $1.60 per share	Excludes restructuring expenses and NuScale
Segment Margins	Energy & Chemicals: 3.0% to 5.0% Mining & Industrial: 2.0% to 3.0% Infrastructure & Power: ~1.0% Government: 2.5% to 3.5% Diversified Services: 3.0% to 4.0%	Government margin guidance excludes Radford and Warren
Adjusted G&A	~$40 million to $50 million per quarter	Excludes restructuring expenses
Tax Rate	~28%	Actual tax rate will vary
NuScale Expenses	~$110 million	Expected to be funded by investors

Business Segments

Additional preliminary information regarding Fluor’s segment results for 2019 and the fourth quarter of 2019 is set forth below. Given the Company has not finalized and filed its full year financial results, the following information is preliminary and unaudited, and could be affected by subsequent events or determinations.

Full year new awards for its Energy & Chemicals segment were $3.7 billion, compared to $10.6 billion in 2018. In the fourth quarter, the segment booked new awards of $1.7 billion, including a project for INVISTA in China and the Polyols Petrochemicals project for Bharat Petroleum Corporation in India. Ending backlog is expected to be $14.1 billion compared to $17.8 billion a year ago.

Full year new awards for the Mining & Industrial segment were $1.9 billion, compared to $8.7 billion in 2018. In the fourth quarter, the segment booked new awards of $527 million and ending backlog is expected to be $5.4 billion compared to $8.9 billion a year ago.

Full year new awards for the Infrastructure & Power segment in 2019 were $2.6 billion, compared to $2.1 billion in 2018. In the fourth quarter, the segment booked new awards of $67 million and ending backlog for the segment is expected to be $6.9 billion compared to $6.3 billion a year ago.

Full year new awards for the Government segment were $2.2 billion, compared to $4.1 billion a year ago. New awards totaled $146 million for the fourth quarter including an award for the Hanford Central Plateau Cleanup Contract for the Department of Energy. Ending backlog is expected to be $3.8 billion compared to $4.6 billion a year ago.

Full year new awards for the Diversified Services segment, including certain retained AMECO operations, were $2.2 billion, compared to $2.1 billion in 2018. New awards totaled $574 million for the fourth quarter and ending backlog is expected to be $2.5 billion, up from $2.3 billion a year ago.

The Other segment includes allocated overhead expenses on the Radford and Warren projects and expenses for NuScale. Full year NuScale expenses will be approximately $79 million.

Funding for NuScale in the second half of 2019 was provided by outside investors.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern time on Tuesday, February 18th, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The call will also be accessible by telephone at 800-458-4148 (U.S./Canada) or 323-794-2093. The conference ID is 1769290. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures

This press release contains forward-looking references to Adjusted EPS and Adjusted G&A that are non-GAAP financial measures under SEC rules. Adjusted EPS is defined as net earnings per diluted share from continuing operations attributable to Fluor less restructuring expenses and NuScale expenses. Adjusted G&A is defined as corporate general and administrative expense less restructuring expenses. The Company believes that Adjusted EPS and Adjusted G&A allow investors to evaluate the Company’s ongoing earnings and general and administrative expenses on a normalized basis and make meaningful period-over-period comparisons. The Company is unable to provide a reconciliation of these forward-looking non-GAAP financial measures to the most comparable GAAP measure because it is unable to predict with reasonable certainty the outcome of certain significant items without unreasonable efforts.

These items include restructuring expenses and other unusual gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 164 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 47,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

Forward-Looking Statements: This release contains forward-looking statements (including without limitation statements to the effect that the Company or its management "believes," "expects," ”plans,” “intends,” is “positioned” or other similar expressions). These forward-looking statements, including statements relating to the timing of the filing of our annual report on Form 10-K, financial and operating results for the quarter and year ended December 31, 2019, efforts to sell the AMECO business and other strategic and operational plans, projected earnings level, revenue, margins, cash flow, tax rate, charges, expenses and costs, forecast adjustments, market outlook, new awards, and backlog levels, are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; the use of estimates and assumptions in preparing our financial statements; the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, public health crises, political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; possible limitations on bonding or letter of credit capacity; asset impairments; and risks arising from the inability to successfully integrate acquired businesses.

Caution must be exercised in relying on these and other forward-looking statements. Due to the preliminary and unaudited nature of the financial information included in this release, the risks and uncertainties identified in this release, and the possibility for additional or unknown risks, the Company’s results may differ materially from its expectations and projections. Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2019. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.